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                                                                    Exhibit 99.1
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     BSB
Bancorp, Inc.                                          News Release
58-68 Exchange St.
Binghamton, New York 13901
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                                        For Further Information, Contact:
                                            Howard W. Sharp
                                            President & CEO
                                            (607) 779-3150
                                            Website: www.bsbbank.com

              BSB BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

          Binghamton, NY, August 7, 2001 - BSB Bancorp, Inc. (NASDAQ/NMS: BSBN), announced that the Board of Directors of BSB Bancorp, Inc. has authorized BSB Bancorp to repurchase up to 500,000 shares of its common stock, which represents approximately 5% of the Corporation's currently issued and outstanding shares of common stock. Shares may be repurchased from time to time through late December 2001 in open market and unsolicited, negotiated transactions. Repurchases will be subject to availability and prices which are acceptable to the Corporation. Howard W. Sharp, President and CEO, stated, "The Board of Directors adopted the repurchase program because it continues to consider BSB Bancorp's stock to be an attractive investment." Mr. Sharp also noted that "a principal effect of the repurchase program will be to increase the earnings per share of those shares of BSB Bancorp stock that remain outstanding after the repurchases."

          BSB Bancorp, Inc., which currently has 9,921,086 shares of common stock outstanding, is the bank holding company for BSB Bank & Trust Company, a diversified financial services organization with total assets of over $2.3 billion at March 31, 2001. Headquartered in Binghamton, New York, BSB Bank & Trust Company operates 21 banking offices in Broome, Onondaga, Tioga, Chenango and Chemung counties, providing a broad range of deposit, loan, trust and financial management services to businesses and consumers.